SERVICE AGREEMENT

THIS AGREEMENT made this 31st day of July 2018 (the “Effective Date”).

BETWEEN:
The Greater Cannabis Company, Inc., a Florida corporation
(the “Company”)

AND:
Aitan Zacharin, an individual residing in Baltimore, Maryland (the “Executive”)

A. The Company has offered the Executive the position of chief executive officer and director of the Company.

B. The Company and the Executive wish to formally record the terms and conditions upon which the Executive will be hired by and serve as chief executive officer of the Company.

C. Each of the Company and the Executive has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

CONTRACT FOR SERVICES

1.1	Engagement the Executive as Chief Executive Officer. (a) The Company hereby agrees to hire the Executive as Chief Executive Officer in accordance with the terms and provisions hereof.

(i)	Term. Unless terminated earlier in accordance with the provisions hereof, this Agreement will commence on the date of execution hereof (the “Commencement Date”) and will continue for a period of five (5) years from the Commencement Date (the “Term”).

(b)	Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the time, attention efforts to further the business and legal interests of the Company and utilize his professional skills and care during the Term.

2

1.2	Duties: The Executive’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	Reporting directly to the Board of Directors of the Company, the Executive will serve as the Chief Executive Officer of the Company;

(b)	The Executive will be responsible for setting and managing the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring that the Company has adequate capital for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the Board of Directors of the Company from time to time;

The Executive will plan and direct the organization’s activities to achieve stated/agreed targets and standards for financial and trading performance, quality, culture and legislative adherence. He will recruit, select and develop executive team members and direct functions and performance via the executive team.

(c)	The Executive will play a leading role in fundraising activities.

(d)	The Executive will faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive will provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained.

(e)	The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company.

(f)	The Executive will report the results of his duties hereunder to the Company as it may request from time to time.

(g)	The Executive shall become a director of the Company on the date hereof. The Company’s board of directors shall take such action as is necessary to accomplish the foregoing on the date hereof.

COMPENSATION

1.3	Remuneration.

(a)	The Executive shall receive the following cash compensation:

3

Base Salary. The Executive’s monthly base salary shall be ten thousand dollars ($10,000) (together with any increases thereto as hereinafter provided, the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. The Base Salary may be increased by the Board from time to time during the Term, but shall be reviewed by the Board at least annually.

To the extent that the Company does not have sufficient funds to pay Executive his Base Salary, the Executive agrees that he shall receive $4,000 of such salary per month in cash and defer the remaining $6,000 (the “Deferral Amount”), which will be registered in the Company’s books as a loan given to the Company by the Executive. As and when the Company has additional funds from any source other than the Loan or any other loan made to the Company on the date hereof to pay Executive, the Company will pay as much of Executive’s Base Salary as possible. The Deferral Amount will be accumulated in the Company’s books as loan. The accumulated Deferral Amount will be repaid by the Company at such time when the Company begins making repayment of the loan made under the Kalfa Group Loan Agreement between the Company, Yonah Kalfa and Elisha Kalfa of even date herewith (the “Loan”). At such time when (i) the Company’s market capitalization reaches $7,000,000, (ii) the Company raises from investors no less than $1,500,000 or (iii) the Company repays the Loan, the Executive will have the option to convert the above mentioned accumulated debt, or part of it, into shares of the Company at the average trading price of the 10 days prior to the date of the request by the Executive to exercise this option. This option will survive the Term of this agreement.

The Executive shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.

(b)	In addition to the Fees, the Company will grant the Executive additional compensation in the form of cash or shares in cases of extraordinary contribution by him for the benefit of the Company as the Board of Directors of the Company may decide.

4

(c)	The Executive’s position with the Company requires a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive. Therefore the Executive will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement. The Executive has other business interests and, as such, shall be permitted to spend such time as the Executive deems necessary or expedient on such interests, so long as there is no adverse material impact on the Executive’s performance of his obligations hereunder.

1.4	Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive in connection with his duties. This includes, but is not limited to, payments of expenses incurred when traveling abroad and others. In this connection, the Executive will be issued, as soon as practicable, a Company credit card that the Executive will use to pay for any and all expenses that pertain to the Company.

Article 2

Insurance and Benefits

2.1	Liability Insurance Indemnification. The Company will insure the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

2.2	Vacation. The Executive shall be entitled to accrue paid vacation days in accordance with the Company’s vacation policy for senior executives, as established from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

Article 3

CONFIDENTIALITY AND NON-COMPETITION

3.1	Maintenance of Confidential Information.

(a)	The Executive acknowledges that, in the course of performing his obligations hereunder, the Executive will, either directly or indirectly, have access to and be entrusted with Confidential Information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers.

(b)	The Executive acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees that, as long as he works for the Company, the Executive will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

5

(c)	The Executive agrees that, upon termination of his services for the Company, he will immediately surrender to the Company all Company Confidential Information then in his possession or under his control.

3.2	Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Company’s Confidential Information; or

(d)	is compelled by applicable law or regulation to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

Article 4

termination

4.1	Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

a) Death. The Executive’s employment hereunder shall terminate upon his death.

b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as Founder and Chairman Emeritus, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s (i) commission of an act of material dishonesty by him in connection with his responsibilities as an officer, director or employee of the Company; (ii) willful failure to follow the directions communicated to him by the Board that are legal and consistent with his position and duties as Founder and Chairman Emeritus; (iii) breach of a fiduciary duty owed by the Executive to the Company or its shareholders; (iv) willful misconduct or gross misconduct which is materially detrimental to the Company; (v) conviction, plea of nolo contendere, guilty plea, or confession during the Term; to any felony or any crime based upon an act of fraud, misappropriation or embezzlement; or (vi) a material breach of this Agreement; provided, that, the bases set forth in (i), (ii), (iii), (iv) and (vi), to the extent curable, shall not constitute Cause unless the Company has provided the Executive with written notice of the acts or omissions giving rise to a termination of his employment for Cause and the Executive fails to correct the act or omission within thirty (30) days after receiving the Company’s notice (the “Executive Cure Period”).

6

d) Termination by the Company Without Cause. A termination of the Executive’s employment by the Company for any reason, except death, disability or Cause, will be deemed to be a termination “Without Cause.”

e) Termination by the Executive for Good Reason. The Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means (i) without the Executive’s written consent, a material reduction of his duties, positions or responsibilities; (ii) without the Executive’s written consent, a significant reduction by the Company in Base Salary as in effect immediately prior to such reduction; or (iii) the Company’s material breach of this Agreement; provided that, within ninety (90) days of the Company’s act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive’s written notice (the “Company Cure Period”) and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive’s notice.

f) Termination by the Executive Without Good Reason. A resignation of the Executive’s employment for any reason other than Good Reason will be deemed to be a resignation “Without Good Reason.” The Executive may terminate his employment at any time Without Good Reason, upon thirty (30) days prior written notice to the Company, provided however, the Company may accelerate the date of such termination to any date following the receipt of such written notice.

g) Termination Date. The “Termination Date” means (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Executive Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Executive Cure Period; (iv) if the Company terminates the Executive’s employment Without Cause under Section 4(d), thirty (30) days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment for Good Reason under Section 4(e), the date on which the Executive provides the Company a written termination notice following the end of the Company Cure Period; or (vii) if the Executive resigns his employment Without Good Reason under Section 4(f), thirty (30) days after the date on which the Executive provides the Company a written termination notice.

7

4.2 Compensation Upon Termination.

a) Termination by the Company for Cause, upon the Executive’s Death or Disability or by the Executive Without Good Reason. If the Executive’s employment with the Company is terminated pursuant to Sections 4(a), (b), (c) or (f), the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Base Salary as of the Termination Date; (ii) unpaid expense reimbursements as of the Termination Date; (iii) any earned but unpaid Bonus as of the Termination Date; and (iv) any vested benefits and equity incentives the Executive may have under any employee benefit plan of the Company and under Section 1 above (the “Accrued Obligations”), on or before the time required by law but in no event more than thirty (30) days after the Termination Date

b) Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company Without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following:

i)	The Company shall pay the Executive the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

ii)	The Company shall pay the Executive his Base Salary (less applicable withholding taxes) for 12 months thereafter, in accordance with the Company’s normal payroll practices in effect on the Termination Date and one hundred percent (100%) of the greater of the Executive’s Bonus for the year of termination or the Bonus actually earned for the year prior to the year of termination, if any; which amount will be paid within sixty (60) days of the later of the Termination Date or the calculation of such Bonus.

c)	Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for the period that the Executive is eligible and remains eligible for COBRA coverage, provided, however, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

8

d) Release; Payment. The payments and benefits provided for in Sections 4(b) shall be conditioned on the Executive executing and delivering to the Company a full release of all claims that the Executive may have against the Company, and its directors, officers, employees and agents in a form reasonably acceptable to the Company (the “Release”). The Release must become enforceable and irrevocable on or before sixtieth (60th) day following the Termination Date. If the Executive fails to execute and deliver the Release, he shall be entitled to the Accrued Obligations only and no other benefits under Section 4(b).

e) Section 409A Compliance. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any of the payments or benefits provided for in Section 4(b) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 4: Any termination of the Executive’s employment triggering payment of benefits under Section 4(b) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 4 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 4 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 4(b) of this Agreement. It is intended that each installment of the payments and benefits provided under Section 4(b) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

9

Article 5

Mutual Representations

5.1	The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b)	do not require the consent of any person or entity.

5.2	The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and

(b)	do not require the consent of any person of entity.

5.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

Article 6

notices

6.1	Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

The Greater Cannabis Company, Inc.

To be provided under separate cover within three days after the date hereof.

10

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company or aitanzacharin@gmail.com.

6.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

Article 7

GENERAL

7.1	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.2	Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

7.3	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

7.4	Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.5	The Company acknowledges and agrees that the Executive may submit to the Company invoices from a company that employs him in lieu of invoices on his name. The Executive confirms that any such invoice will replace his own invoice and he agrees that his fees will be paid by the Company to third parties provided that it is done as per his instructions to the Company.

7.6	Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

11

7.7	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

7.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.9	Time. Time is of the essence in this Agreement.

7.10	Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.11	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New York. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable New York state or federal court.

7.12	This Agreement (including all Annexes thereto) constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to this matter.

12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

The Greater Cannabis Company, Inc.

/s/ Aitan Zacharin
Name:	Aitan Zacharin
Title:	Chief Executive Officer and Director

Agreed and accepted:

Aitan Zacharin

/s/ Aitan Zacharin